INTERDIGITAL THIRD QUARTER 2014 FINANCIAL RESULTS DRIVEN BY 57% INCREASE IN RECURRING REVENUE
Company Execution of Share Buyback Program Reaches $143 million of Common Stock Repurchased to Date

WILMINGTON, DE.—October 30, 2014—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the third quarter ended September 30, 2014.
Third Quarter 2014 Financial Highlights

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Total revenue was $77.6 million, compared to $110.6 million in third quarter 2013. Revenue for third quarter 2013 included $64.1 million of past sales revenue resulting from an arbitration award and past shipments by a licensee. The year-over-year decrease in total revenue was partially offset by a $27.8 million increase in current patent royalties as a result of new patent license agreements signed in second quarter 2014.

•	Recurring revenue was $73.2 million, consisting of current patent royalties and current technology solutions revenue, representing an increase of 57% compared to $46.6 million in third quarter 2013.

•	Third quarter 2014 operating expenses were $62.3 million, compared to $61.5 million in third quarter 2013.

•	Intellectual property enforcement expenses were $11.4 million, a 39% decrease compared to $18.6 million in third quarter 2013.

•	Net income[1] was $13.5 million, or $0.34 per diluted share, compared to net income of $26.7 million, or $0.64 per diluted share, in third quarter 2013.

•	In third quarter 2014, the company generated $147.8 million of free cash flow[2] compared to $9.4 million used in third quarter 2013. Ending cash and short-term investments totaled $732.7 million.

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During third quarter 2014, the company repurchased 1.8 million shares of common stock for $79.6 million. In addition, from October 1, 2014 through October 29, 2014, the company repurchased an additional 1.4 million shares at a cost of $54.9 million. Since initiating the $300 million stock repurchase program in June 2014, the company has repurchased a total of 3.4 million shares for $142.9 million, representing approximately 8% of the company's shares outstanding at the time the program was authorized.

“The third quarter of 2014 was another strong quarter, during which the execution of our strategic plan resulted in increased recurring revenues, stable expenses, and continued reduction in litigation expenses,” said William J. Merritt, President and CEO of InterDigital. “We saw a dramatic increase in recurring revenue year over year, our licensee base is large and key licensees continue to perform well, and we are actively working to extend the portion of the market under license. Our jury trial win this week in our patent infringement case with ZTE is certainly a very positive development in that regard.”
Additional Financial Highlights for Third Quarter 2014

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The slight increase in third quarter 2014 operating expenses compared to third quarter 2013 was primarily due to increases in patent amortization and consulting services totaling $5.3 million. Patent amortization increased $3.2 million primarily due to patent acquisitions within the last twelve months, and a $2.1 million increase in consulting services primarily related to the support of research and development projects and corporate initiatives that have ramped up over the last twelve months. These and other increases were partially offset by the $7.2 million decrease in intellectual property enforcement expenses, primarily due to lower costs related to the company's USITC proceedings and related actions.

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Companies that accounted for ten percent or more of third quarter 2014 total revenue were Samsung Electronics Co., Ltd. (22 percent), Pegatron Corporation (20 percent) and Sony Corporation of America (13 percent).

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The increase in the company’s free cash flow was primarily attributable to large cash payments received in third quarter 2014 resulting from the new license agreements entered into during second quarter 2014.

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The company's third quarter effective tax rate was approximately 3.8 percent as compared to 43.5 percent during third quarter 2013, based on the statutory federal tax rate net of discrete federal and state taxes. The decrease in the effective tax rate resulted from the impact of a discrete item in third quarter 2014 related to a $5.7 million net benefit from available U.S. federal research and development tax credits, along with lower forecasted state tax expense resulting, in part, from the company's income mix between patent licensing royalties and technology solutions revenue.

Conference Call Information
InterDigital will host a conference call on Thursday, October 30, 2014 at 10:00 a.m. Eastern Time to discuss its third quarter 2014 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 967-0627 within the United States or (913) 312-0980 from outside the United States. Please call by 9:50 a.m. ET on October 30 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET October 30 through 1:00 p.m. ET November 4. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 9000806.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our plans to work to extend the portion of the market under license. Words such as "believe," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Per-unit royalty revenue	$37,626	$26,349	$108,030	$81,715
Fixed fee amortized royalty revenue	33,359	16,915	88,545	50,741
Current patent royalties	70,985	43,264	196,575	132,456
Past patent royalties	2,414	12,491	123,186	37,420
Total patent licensing royalties	73,399	55,755	319,761	169,876
Patent sales	1,999	—	1,999	—
Current technology solutions revenue	2,224	3,307	7,140	4,241
Past technology solutions revenue	—	51,561	800	51,561
	$77,622	$110,623	$329,700	$225,678

OPERATING EXPENSES:
Patent administration and licensing	33,454	36,786	97,621	106,825
Development	19,191	15,772	57,534	45,395
Selling, general and administrative	9,636	8,937	30,873	25,138
Repositioning	—	—	—	1,544
	62,281	61,495	186,028	178,902

Income from operations	15,341	49,128	143,672	46,776

OTHER EXPENSE (NET)	(3,167)	(2,950)	(10,733)	(9,531)
Income before income taxes	12,174	46,178	132,939	37,245
INCOME TAX BENEFIT (PROVISION)	461	(20,068)	(44,747)	(15,432)
NET INCOME	$12,635	$26,110	$88,192	$21,813
Net loss attributable to noncontrolling interest	(877)	(550)	(2,360)	(1,816)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$13,512	$26,660	$90,552	$23,629
NET INCOME PER COMMON SHARE — BASIC	$0.34	$0.65	$2.25	$0.57
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,620	41,185	40,166	41,162
NET INCOME PER COMMON SHARE — DILUTED	$0.34	$0.64	$2.23	$0.57
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	40,191	41,448	40,556	41,467
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.10	$0.50	$0.30

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Income before income taxes	$12,174	$46,178	$132,939	$37,245
Taxes paid	(63,168)	(247)	(85,991)	(3,331)
Non-cash expenses	19,367	14,327	52,545	49,789
Increase in deferred revenue	14,013	20,923	270,872	187,276
Deferred revenue recognized	(44,814)	(82,664)	(119,150)	(135,187)
Increase (decrease) in operating working capital, deferred charges and other	218,176	453	(65,186)	82,928
Capital spending and capitalized patent costs	(7,943)	(8,354)	(26,521)	(24,269)
FREE CASH FLOW	147,805	(9,384)	159,508	194,451

Tax benefit from share-based compensation	22	80	1,218	763
Acquisition of patents	(1,025)	—	(26,300)	(13,013)
Long-term investments	—	—	—	(445)
Proceeds from noncontrolling interests	1,275	1,275	3,825	6,376
Dividends paid	(8,032)	(4,118)	(16,120)	(8,233)
Share repurchases	(79,568)	—	(88,022)	—
Net proceeds from exercise of stock options	16	93	369	734
Unrealized loss on short-term investments	(703)	(896)	(237)	(1,070)
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$59,790	$(12,950)	$34,241	$179,563

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	SEPTEMBER 30, 2014	DECEMBER 31, 2013
ASSETS
Cash & short-term investments	$732,692	$698,451
Accounts receivable (net)	134,176	92,830
Current deferred tax assets	45,357	26,197
Other current assets	47,768	40,036
Property & equipment and patents (net)	277,728	215,906
Other long-term assets (net)	59,673	39,763
TOTAL ASSETS	$1,297,394	$1,113,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$89,943	$66,262
Current deferred revenue	127,746	60,176
Long-term deferred revenue	332,269	243,864
Long-term debt & other long-term liabilities	217,194	209,061
TOTAL LIABILITIES	767,152	579,363
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	523,607	528,650
Noncontrolling interest	6,635	5,170
TOTAL EQUITY	530,242	533,820
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,297,394	$1,113,183

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net cash provided (used) by operating activities	$155,748	$(1,030)	$186,029	$218,720
Purchases of property, equipment, & technology licenses	(1,730)	(1,552)	(3,196)	(2,732)
Capitalized patent costs	(6,213)	(6,802)	(23,325)	(21,537)
Free cash flow	$147,805	$(9,384)	$159,508	$194,451

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814